Exhibit 23.3

ORCHARD PARTNERS, INC.

Fairness Opinions, Business Appraisals, Advice in M&A

339 Main Street

Concord, MA 01742

jjohnson@orchardpartnersinc.com

(978) 369-8200

October 26, 2007

Re: Valuation Appraisal of Memsic, Inc.

We hereby consent to the use of our firm’s name in the Form S-1 of Memsic, Inc., and all amendments thereto (the “Form S-1”). We further consent to the quotation or summarization of our valuation reports and to the reference to our firm under the heading “Experts” in the prospectus in the Form S-1 to be filed with the Securities and Exchange Commission. By giving such consent, Orchard Partners, Inc. does not thereby admit that it is an expert with respect to any part of Form S-1 in the meaning of the term “expert” as used in, or that Orchard Partners, Inc. comes within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The responsibility for determining the fair value of the common stock at each grant date rests solely with Memsic, Inc. and our valuation reports were used as part of Memsic, Inc.’s analysis in reaching its conclusion of value.

Very truly yours,

/s/ Orchard Partners, Inc.
ORCHARD PARTNERS, INC.